Exhibit (d)(t)(4)
PACIFIC SELECT FUND
AMENDMENT NO. 4 TO THE PORTFOLIO MANAGEMENT AGREEMENT
          The Portfolio Management Agreement (the “Agreement”) made the 1st day of May, 2003, as amended to date, by and among Pacific Life Fund Advisors LLC (“Investment Adviser”), a Delaware limited liability company, NFJ Investment Group L.P., (“Portfolio Manager”), a Delaware limited partnership and Pacific Select Fund, a Massachusetts business trust (“Fund”), is hereby amended to add the provisions set forth below (together the “Amendment”), which is made this 12th day of September, 2007.
          In consideration of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration paid in connection with that Agreement.
Section 2(i) of the Agreement is hereby deleted in its entirety and replaced with the following:
“will adopt a written Code of Ethics complying with the requirements of Rule 17j-l under the 1940 Act and Rule 204A-l under the Advisers Act and will provide the Investment Adviser and the Fund with a copy of the Code of Ethics, together with evidence of its adoption. Within 30 days of the end of each calendar quarter during which this Agreement remains in effect, the Chief Compliance Officer of the Portfolio Manager shall certify to the Investment Adviser that the Portfolio Manager has complied with the requirements of Rule 17j-l during the previous calendar quarter and that there have been no material violations of the Code of Ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Investment Adviser or the Fund, the Portfolio Manager shall permit representatives of the Investment Adviser and the Fund to examine the reports (or summaries of the reports) required to be made under the Code of Ethics and other records evidencing enforcement of the Code of Ethics.”

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon
Name:	Howard T. Hirakawa	Name:	Jane Guon

Title:	Vice President	Title:	Assistant Secretary

NFJ INVESTMENT GROUP L.P.

By:	/s/ Barbara R. Claussen	By:	/s/ Paul A. Magnuson

Name:	Barbara R. Claussen	Name:	Paul A. Magnuson

Title:	MD / COO	Title:	Managing Director

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa
Name:	Howard T. Hirakawa

Title:	Vice President